Exhibit 10.21

Hexion Specialty Chemicals, Inc. (the “Company”)

2009 Leadership Long-Term Cash Incentive Plan

The objective of the Hexion Specialty Chemicals, Inc. 2009 Leadership Long-Term Cash Incentive Plan (the “Plan”) is to provide a long-term performance based incentive program to certain key leadership during an extraordinary financial period. Hexion Specialty Chemicals, Inc. is defined as the “Company” for purposes of the Plan.

Eligibility

Participants are selected based on the scope of their responsibility and contribution in building value for the total enterprise. Participants are nominated by the CEO and his direct reports and approved by the Company’s Compensation Committee (the “Committee”). Only employees of the Company are eligible to participate in the Plan.

Program Financial Performance Measures

There are two financial performance measures for the Plan:

1.	Cost Reduction – The global Cost Reduction target for the Company for the measurement period identified below (the “Cost Reduction Target”) will be established by the Board of Directors. [The Cost Reduction Target is a targeted net cost savings amount expressed in USD.]

2.	EBITDA – The global EBITDA Threshold Target will be established by the Board of Directors. [“EBITDA” means the Company’s earnings before interest expense, taxes, depreciation and amortization for the relevant period as reported on the Company’s financial statements.]

The Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.

Program Measurement Periods

•	The measurement period for the achievement of the Cost Reduction Target is July 1, 2008 through December 31, 2010

•

The measurement period for the achievement of the EBITDA Threshold Target begins January 1, 2009 and runs until such time (if any) as the EBITDA Threshold Target is achieved, subject to earlier termination of the Plan as provided herein. EBITDA achievement is measured and reported for each calendar year.

Individual Target Award

Each Plan participant will have a target award set at the beginning of his or her participation in the Plan based upon the participant’s scope of responsibility and ability to contribute to building value within the enterprise. The Target Award for each participant under the Plan will be expressed as a multiplier of the participant’s annual base salary at the rate in effect at the time the participant commences participation in the Plan.

Determination of the Incentive Award Amount

At the end of the Cost Reduction measurement period identified above, the percentage of the Cost Reduction Target achieved will be calculated (the “Cost Reduction Percentage”); provided, however, that in no event shall the Cost Reduction Percentage exceed 100%. The Cost Reduction Percentage will then be multiplied by the participant’s Target Award to determine the participant’s incentive award amount (the “Incentive Award”). Notwithstanding the foregoing, if the Cost Reduction Percentage is less than 75%, the Incentive Award for each participant will be zero, and no participant will be entitled to any payment under the Plan.

Vesting

Once the participant’s Incentive Award amount is determined, the participant’s right to any payment of the Incentive Award is subject to both time-based and performance-based vesting requirements as set forth in the participant’s individual award letter. In order to be eligible to receive any payment of the Incentive Award, the participant is required to agree to the terms of the Plan and promptly sign and return to the Plan administrator an acknowledgement (in the form prescribed by the Plan administrator).

Plan participants must be actively employed with the Company or one of its affiliates on the date that vesting occurs to be eligible to receive payment of the vested Incentive Award. There is no partial or prorated vesting credit under the Plan. Participants whose employment terminates for any reason prior to the date the participant’s Incentive Award vests pursuant to the provisions hereof will not be entitled to any award payment under the Plan.

If a Change in Control Event (as this term is defined in the Hexion Specialty Chemicals, Inc. 2007 Incentive Compensation Plan) occurs while a Plan participant is employed with the Company or one of its affiliates and while the participant’s Incentive Award opportunity is still outstanding and has not otherwise vested or terminated, the time-based (but not performance-based) vesting requirements applicable to this opportunity will be deemed satisfied upon the Change in Control Event. For purposes of clarity, if the Change in Control Event occurs before the EBITDA Threshold Target is achieved, the participant’s Incentive Award will not vest unless and until that target has been achieved.

Payment of the Award

All payments made under the Plan must be approved by the Committee. Provided the vesting requirements as stated above are satisfied and the Committee has approved payment of a participant’s Incentive Award, the Company will pay the participant the vested portion of the Incentive Award as soon as reasonably practicable after the vesting date and in all events by March 15 of the year following the year in which the vesting requirements are satisfied. All payments made under the Plan will be subject to any and all applicable income, employment and other tax withholding requirements.

If a participant voluntarily terminates employment with the Company (or one of its affiliates) or is involuntarily terminated without Cause (or has his or her employment terminate due to death or disability), any then-unvested award granted to the participant under the Plan will be forfeited, and the participant will have no rights with respect thereto. The then-vested and unpaid portion of the participant’s Incentive Award, if any, will be paid at the same time awards are paid generally under the Plan to the participants.

If a participant is terminated for Cause then all of the participant’s rights to participate in the Plan or receive any payment hereunder shall be immediately terminated. Cause is defined as a participant’s (a) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding the participant or the Company or any of its affiliates or economic injury to the Company or any of its affiliates, (b) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the participant or the Company or any of its affiliates or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company or any of its affiliates or (c) material breach of the terms of the Plan or any other agreement entered into between the participant and the Company or any of its affiliates after notice and a reasonable opportunity to cure (if such breach can be cured). For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or any of its affiliates.

Other Required Program Information

The Company values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under one’s supervision to behave in this manner is never in the best interest of the Company. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under a participant’s supervision is knowingly condoned, any award earned by the participant under the Plan is subject to forfeiture.

The Plan is strictly a voluntary undertaking on the part of the Company and is subject to modification and termination by the Committee at any time, with or without notification to participants.

The Company is the Plan administrator. As administrator, the Company has the responsibility to determine the Target Award for each participant, determine performance measure results, and determine what awards will be payable under the Plan in accordance with the terms of the Plan. All determinations made by the Company in respect of the Plan will be conclusive and binding on all participants, and shall be given the maximum deference permitted by law.

All payments are subject to applicable restrictions contained in the Company’s and its subsidiaries’ debt and equity financing agreements. If any such restrictions prohibit or otherwise delay payments due to participants in the Plan, then the Company shall have the option to make such payments within thirty (30) days of the date that it is first permitted to make such payments, provided that in all events such payment shall be made within the time period prescribed under “Payment of the Award” above.

Nothing contained in the Plan or any other document related to the Plan constitutes an employment or service commitment by the Company (or its affiliates); affects the employment status of the participant who is subject to termination without cause; confers upon the participant any right to remain employed by or in the service of the Company (or its affiliates); interferes in any way with the right of the Company (or its affiliates) to terminate the participant’s employment; or to change the participant’s compensation or other terms of employment at any time.

Participants and their beneficiaries or heirs shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. The Company’s payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company to pay compensation in the future to those participants to whom the Company has an obligation under the Plan in accordance with its terms. The rights of the participants and any beneficiaries or heirs shall be no greater than those of the Company’s unsecured general creditors.

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